Exhibit 5.1

MPS GROUP, INC.

1 Independent Drive

Jacksonville, Florida 32202

November 15, 2006

Board of Directors of MPS Group, Inc.

One Independent Drive

Jacksonville, Florida 32202

Re:	Registration on Form S-8 of 500,000 Shares of
Common Stock of MPS Group, Inc.

Ladies and Gentlemen:

I am the Chief Legal Officer and Corporate Secretary of MPS Group, Inc. a Florida corporation (“the “Company”), and I am rendering this opinion in connection with the registration pursuant to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) of 500,000 shares (the “Shares”) of common stock of the Company, par value of $0.01 per share, available for issuance pursuant to the MPS Group, Inc. Amended and Restated 2001 Employee Stock Purchase Plan, as amended May 18, 2006 (the “Plan”).

In rendering this opinion, I have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares, when issued and sold or delivered pursuant to the terms of the Plan against payment of the consideration therefore as provided therein, will be validly issued, fully paid and non-assessable shares of common stock of the Company; provided that such consideration is at least equal to the stated par value of the Shares.

My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly the opinions herein are limited to, the Florida Business Corporation Act. I express no opinion with respect to any other laws of the State of Florida or any other jurisdiction. In addition, I have assumed that the resolutions authorizing the Company to issue and sell the Shares pursuant to the Plan will be in full force and effect at all times at which such Shares are issued or sold by the Company, and the Company will take no action inconsistent with such resolutions.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Gregory D. Holland
Gregory D. Holland
Senior Vice President, Chief Legal Officer and
Corporate Secretary